[Exhibit 2(e)]

ASSET PURCHASE AGREEMENT

AGREEMENT (the “Agreement”), made as of the 30th day of September, 2010, by and between Advanced MicroSensors, Inc., a Delaware corporation (“Seller”) and AMS Acquisition, Inc., a New York corporation (“Purchaser”).  Seller and Purchaser are sometimes referred to herein as a “Party,” or collectively, the “Parties.”

WITNESSETH:

WHEREAS, Seller is engaged in the business (the “Business”) of a MEMS foundry and in the design and manufacture of products with advanced magnetic properties

WHEREAS, Seller desires to sell and transfer to Purchaser substantially all of the assets, and specified liabilities of Seller in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, Purchaser desires to purchase and assume such assets and liabilities, as the case may be, from Seller in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and of the mutual agreements, covenants, representations and warranties hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1          Purchase and Sale of Assets   Subject to and upon the terms and conditions set forth in this Agreement, Seller shall, on the Closing Date (as hereinafter defined), sell, assign, transfer, convey and deliver to Purchaser and Purchaser shall purchase from Seller, at the Closing (as hereinafter defined), all of the properties and assets of Seller, including, without limitation, the following (but excluding the assets referred to in Section 1.2) (collectively, the “Acquired Assets”):

(a)           Seller’s interest in all real property, buildings, furniture, fixtures, equipment, vehicles, supplies, signs, leasehold improvements and other tangible personal property (“Tangible Property”);

(b)           Seller's interest in and claims and rights under all agreements, leases and contracts (the “Transferred Agreements”), and any and all prepayments, deposits and similar assets associated with the Transferred Agreements;

(c)           Seller’s intellectual property (the “Intellectual Property”) of every description, including, without limitation, patents, patent applications, patent licenses, trade secrets, know how, trade names, trademarks, service names, service marks, copyrights, private labels, logos or designs, whether registered or not, derived from or used in connection with the Business;

(d)           Seller’s cash in bank or cash subject to collection;

(e)           Seller’s accounts receivable (the “Transferred Receivables”);

(f)           Seller’s books, records and documents derived from or used in the operation of the Business, including, without limitation, all customer lists, supplier lists, price lists, telephone numbers and listings, advertising materials, business files, financial data, and similar books and records related to the Business;

(g)           Seller’s permits, licenses, orders, consents and approvals of any governmental or regulatory authority or other entity;

(h)           Seller’s supplies and inventories of raw material, work in process and finished good (“Inventory”)

(i)           Seller’s existing and prospective business relationships, reputation, and other intangibles which may be characterized as “good will” or “going concern value” of the Business; and

(j)           all other properties, assets, rights and business related to the Business, owned or held by Seller on the Closing Date.

1.2          Excluded Assets.  The term “Acquired Assets” shall not include (i) the corporate seals, minute books, stock books, tax returns, books of account or other records having to do with the formation and organization, ownership, taxation and/or accounting of Seller; (ii) the rights which accrue to Seller under this Agreement (including, without limitation, the Purchase Price) and any other Transaction Agreements (as defined in Section 4.2 below); and (iii) all of Seller’s rights, claims, credits, causes of action, rights of recovery, and rights of set-off against any person arising out of or relating to the Excluded Liabilities (as hereinafter defined).

1.3          Employees.  Purchaser shall have the right, prior to the Closing, to offer employment to the employees of the Business and Seller shall recommend they consider Purchaser’s offer.

1.4          Assumption of Liabilities.  Purchaser shall assume (i) Seller’s trade debt, and accounts payable (including any outstanding accounting and legal fees and costs), (ii) Seller’s employee and employment-related obligations (including (A) all outstanding obligations for accrued but unpaid wages and accrued but untaken vacation, (B) all payroll taxes obligations, (C) all employee health-care reimbursement liabilities and “health spending account deductibles”, and (D) all obligations under all employee benefit plans, (iii) all obligations under Seller’s Building Lease Agreement with Worcester City Campus Corporation dated July 1, 2006, as amended, (iv) Seller’s obligations under all Transferred Agreements and Intellectual Property, (v) Seller’s obligations under other Acquired Assets, which in each case arose in the ordinary course of Seller’s business and from bona fide transactions, and which are presently payable in accordance (vi) Seller’s obligations under the Loan (as hereinafter defined) and (vii) liabilities set forth on Schedule 4.17 that are not referred to in (i)-(vi) above and are specifically identified thereon as “Section 1.4(vii) Liabilities” (collectively, the “Assumed Liabilities”).  The amounts of items(i), (ii), (iii), (iv),  (v) and (vii) of the Assumed Liabilities that are outstanding and due and payable as of the date hereof are set forth in Schedule 4.17.  Any liabilities of Seller not assumed by Purchaser herein are referred to as the “Excluded Liabilities”.

1.5          Closing Date.

The Closing shall take place within the (3) business days after the date (“Closing Date”) as of which:

(a)           All of the conditions to Closing set forth in Section 8 are satisfied; and

(b)           Investors have deposited in escrow in good collected funds the sum of not less than $3,000,000 (the “Financing”), less a sum equal to the principal and interest of all loans from Purchaser to Seller that are forgiven in conjunction with the Closing, and the conditions to the release of the Financing pursuant to subscription agreements have been satisfied, excluding only the Closing hereunder.

1.6           Termination.  Either party to this Agreement who is not in breach hereof, if its respective conditions to Closing are not satisfied or waived by it by December 31, 2010, may thereafter terminate this Agreement upon five (5) days’ notice to the other party, provided however, that if, at the time notice of termination is to be given, there are substantial commitments for the funding described in Section 8.2(c) which are reasonably susceptible of Closing, the date after which a termination notice may be given by the Seller shall be extended to January 31, 2011.  No termination shall affect the obligations of either party existing on the date of termination other than the obligation to conduct a Closing.

ARTICLE 1A
LOAN

1A.1           Loan.  Purchaser shall lend Seller the sum of at least $600,000.00, at the request of Seller, upon (a) the execution and delivery of this Agreement and the requisite consents of the Board of Directors and security holders of Seller, and (b) satisfaction of the condition set forth in Section 1A.4, and may lend up to an additional $400,000 if the l funds are available to Purchaser (collectively the “Loan”).  The Loan shall be evidenced by a promissory note bearing interest at eight (8%) percent per annum and which shall be due payable on demand of Purchaser, given not less than three (3) months after the date of the first advance of the Loan.

1A.2           Security.  The Loan shall be secured by a security interest on the Acquired Assets (which if the same are encumbered by another security interest, shall be junior to the same and as to which Purchaser shall enter into a reasonable and customary subordination agreement with the senior security interest holder).

1A.3           Use of Proceeds.  The proceeds of the Loan will be used for working capital purposes only, and Seller shall obtain the consent of Purchaser for proposed uses, not to be unreasonably withheld or delayed.  In furtherance of this provision, Purchaser and Seller shall approve an operating budget, prior to the date hereof, to cover the period from the date hereof to Closing.  Seller shall obtain Purchaser’s approval for any material variance from such budget before implementing any such variance.

1A.4           Rent.  The landlord of the AMS premises shall have agreed to defer AMS base rent payments for the second half of 2010 or until the Closing, if earlier, solely in consideration of a senior security interest in the assets of AMS, and shall have agreed to extend the term of the lease and to grant an option to further extend the term of the lease, on terms satisfactory to Purchaser (as evidenced by a writing of Purchaser dated on or prior to the date hereof).

1A.5           Note and Security Agreement.  The Loan shall be evidenced by a note and security agreement in customary form to be executed herewith.

ARTICLE 2
PURCHASE PRICE AND TERMS OF PAYMENT

2.1         Purchase Price.  The purchase price (the “Purchase Price”) hereunder (a) is a number shares of authorized but unissued common stock of Purchaser (the “Section 2.1 Shares”) representing five 5%) percent of the outstanding common stock of Purchaser on a fully diluted basis (excluding all shares authorized for issuance under an employee stock option plan) on the Closing Date, including the effect of the securities to be issued in the Financing, and (b) the assumption by Purchaser of the Assumed Liabilities.  The payment of the Purchase Price shall be made by delivery of one or more stock certificates to Seller, representing the Section 2.1 Shares, bearing a legend making them subject to the provisions of Section12 hereof, and the assumption of the Assumed Liabilities.  Schedule 2.1 sets forth the capitalization of Purchaser as of the Closing.

2.2         Payment of Sales and Transfer Taxes.  Purchaser shall pay any and all sales, use or other transfer taxes payable by reason of the transfer and conveyance of the Acquired Assets hereunder.  The Parties will prepare and deliver and if necessary file at or before Closing all transfer tax returns and other filings necessary to comply with applicable reporting obligations.

2.3         Allocation of Purchase Price.  The Parties agree that the Purchase Price shall be allocated among the Acquired Assets as specified in writing by Purchaser.  Seller hereby covenants and agrees that it will not take a position on any income tax return, before any governmental agency charged with the allocation of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.3.

ARTICLE 3
CLOSING

The parties agree that the closing of the transactions hereunder (the “Closing”) shall take place on the Closing Date at the offices of Ruskin Moscou Faltischek, P.C., 1425 RXR Plaza, East Tower, 15th Floor, Uniondale, New York 11556, or if requested by Purchaser’s investment banker, at the location designated by such investment banker Alternatively, the Closing may be held at such other date, time and location as are mutually agreed to by the parties, including via electronic delivery of documents.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as follows including a Schedule of Exceptions delivered by Seller herewith), which representation and warranties shall be deemed made again as of the Closing Date (provided however that the Schedules of Seller set forth herein shall be updated as of the Closing Date, but such updating, except to the extent it reflects only changes in the ordinary and customary conduct of the Business, shall not constitute a remedy for any breach by Seller of its representations, warranties and covenants set forth herein):

4.1           Organization; Powers; Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite power and authority to own, operate and lease its properties and to carry on the Business as now being conducted.  Seller has not failed to qualify in any jurisdiction in which the property owned, leased or operated by it or the nature of the Business conducted by it makes such qualification necessary, except for any state wherein the failure to be so qualified will not have a material adverse effect on the Acquired Assets or the obligations of Seller under this Agreement. Schedule 4.1 sets forth each jurisdiction in which Seller has qualified to do business together with any state or other similar identification number.

4.2           Authority; Binding Obligation.  Seller has full legal right, power and authority to enter into this Agreement and related agreements (the “Transaction Agreements”) and to consummate the transactions contemplated by the Transaction Agreements.  The execution, delivery and performance of the Transaction Agreements by Seller have been duly and effectively authorized by all necessary action on the part of Seller, its Board of Directors and Seller’s stockholders.  The Transaction Agreements have been duly executed by Seller and are valid, legally binding and enforceable obligations of Seller, subject to bankruptcy, insolvency moratorium, reorganization, fraudulent transfer and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity regardless of whether enforcement is sought in proceedings in equity or at law.

4.3           Capitalization. Each person owning any securities of Seller or holding the right to purchase any securities or Seller are set forth on Schedule 4.3, which includes a description of the same.

4.4          No Violation.  The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement will not (i) require the consent, approval or authorization of any other individual, corporation, partnership, limited liability company, trust, joint venture or other entity or public authority (collectively referred to herein as a "Person") except the Board of Directors and stockholders of Seller; (ii) violate or contravene the organizational certificates, documents and agreements, as amended to date, of Seller, (iii) violate or contravene any law, statute, rule, regulation, order, judgment or decree to which Seller is subject, (iv) conflict with or result in a breach of or constitute a default by any party under any contract, agreement, instrument or other document to which Seller is a party or by which Seller or any of the Acquired Assets are bound or subject, or (v) result in the creation of any lien upon the Acquired Assets or the Business.

4.5          Tax Matters.

(a)           Seller has duly and timely filed, or will so file when due, with the United States, and other appropriate governmental authorities all Tax Returns (as hereinafter defined) and reports required to be filed in connection with the Business and all such Tax Returns were or will be true, correct and complete when filed.  All Taxes (as hereinafter defined) of Seller required to be paid in connection with the Business or the Acquired Assets, which have become, will become or are due, and any assessments received by Seller regarding any period through or ended prior to the Closing Date (including any Taxes due as a result of its receipt of the Purchase Price) have been timely paid (or will be duly and timely paid and adequate reserves have been made therefor), whether or not reflected on a Tax Return, except for Taxes that are being contested by Seller in good faith by appropriate proceedings and for which adequate reserves have been made.  No notice of a claim, audit or pending investigation has been received by Seller in connection with the Business or the Acquired Assets, or has been threatened, by any federal, state, local, foreign or other jurisdiction with respect to Taxes.  In connection with the Business, Seller has properly withheld and timely paid to the proper governmental authority when due, all Taxes required to be withheld and paid.  All Forms W-2 and 1099 required to be filed by Seller with respect to the employees in connection with the Business have been timely and properly filed.  Seller has not elected any extension of its obligation to file Tax Returns.

(b)           No waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns have been executed by Seller in connection with the Business or the Acquired Assets.

(c)           In connection with the Business or the Acquired Assets, no claim has ever been made by an authority in a jurisdiction where Seller has not filed Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(d)           Seller is not a “Foreign Person” within the meaning of Section 1445(a) of the Code.

(e)           There are no liens for Taxes upon any of the Acquired Assets, other than liens for Taxes not yet due and payable.

(f)           For purposes of this Agreement, (i) “Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including all federal, state, local foreign and other income, environmental, add-on, minimum, franchise, profits, capital gains, capital stock, capital structure, transfer, sales, gross receipt, use, ad valorem, service, service use, lease, recording, customs, occupation, property, excise, gift, severance, windfall profits, premium, stamp, license, payroll, social security, employment, unemployment, disability, value-added, withholding, and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return) and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by an governmental authority (domestic or foreign), penalties, fines and interest, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person, regardless of whether disputed; and (ii) “Tax Return” means any return, report, declaration, information return, filing or other document (including any amendments thereto or related or supporting information) filed or required to be filed with respect to Taxes.

4.6          Title to Properties

(a)           Seller is the sole owner of the Acquired Assets, and no other party has any right, title or interest in, or to acquire, any interest in the Acquired Assets.  The Acquired Assets consisting of equipment are in good working order, reasonable wear and tear excepted, and are suitable for the use for which they are intended in all material respects.

(b)           The bill of sale and the deeds, endorsements, assignments and other instruments executed and delivered by Seller to Purchaser at the Closing will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency moratorium, reorganization, fraudulent transfer and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity regardless of whether enforcement is sought in proceedings in equity or at law, and effectively vest in Purchaser good, valid and marketable title to, and ownership of, all of the Acquired Assets free and clear of any and all liens, charges, security interests, mortgages, pledges or other encumbrances (“Encumbrances”).  Upon the acquisition of the Acquired Assets pursuant to this Agreement, Purchaser will own or have valid rights to use all of the rights, facilities, assets, properties and interests which are used or useful in, and are sufficient for, the operation of the Business as heretofore conducted by Seller, free of all Encumbrances.

4.7          Litigation There are no actions, suits or proceedings relating to the Business pending or to Seller's knowledge, threatened against or affecting the Business at law or in equity, or before or by any Federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, United States or foreign, which if adversely determined would have an adverse effect on the Business, the use of the Acquired Assets or on Seller's obligations under this Agreement.

4.8          Labor Matters.  There are no (i) unfair labor practice charges or complaints, arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns, work stoppages or other labor controversies pending or to Seller's knowledge, threatened against or affecting Seller, the Acquired Assets or the Business; (ii) labor agreements, collective bargaining agreements or any other labor-related agreements or arrangements with any labor union or labor organization that pertain to any of the employees of the Business;  (iii) employees of the Business that are represented by any labor organization with respect to their employment with Seller or work in the Business; and (iv)  pending, or to the knowledge of Seller, threatened labor union organizing drives or demands for recognition or certification, representation or certification proceedings or petitions seeking a representation election with respect to the employees of the Business.

4.9          Patents; Trademarks.  Seller has all patents, trademarks, trade names, copyrights, registrations or applications, or licenses for any of the foregoing, that are necessary for the operation of the Business and the use of the Acquired Assets in all material respects. Seller is not a licensor in respect of any patents, trademarks, trade names, copyrights or registrations or applications pertaining to the Acquired Assets.

4.10        Plant and Equipment The equipment, machinery and parts that constitute a portion of the Acquired Assets are structurally sound with no known defects and are in good operating condition and repair, reasonable wear and tear excepted and are adequate in all material respects for the uses to which they are being put.  None of such equipment, machinery or parts are in need of maintenance or repairs except for routine maintenance and repairs which are not material in nature or cost.  Seller has not received notification that it is in violation of any applicable building, zoning, health or other law, ordinance or regulation in respect of its operations or real property which is the subject of any real property leases of which Seller is the lessee (“Real Property”).

4.11        Inventory  The Inventory (i) consists of parts, equipment, and other goods associated with the Business, all of which are usable or salable within periods of time and to the extent consistent with Seller's past experience, and (ii) is fit and sufficient for the purpose for which they were procured or manufactured and is not excessive in kind or amount in light of Seller's customary conduct of the Business.

4.12        Permits and Licenses.  Seller has all governmental permits and licenses constituting an entitlement or otherwise material to the operation of the Business and the use of the Acquired Assets (collectively the “Governmental Permits”) owned, issued to or held by Seller as of the date of this Agreement.  The Governmental Permits are all of the permits and licenses necessary for the operation of the Business as presently constituted in all material respects and are valid and in full force and effect; no violations are or have been recorded in respect of any Governmental Permit; no proceeding is pending or threatened to revoke or limit any Governmental Permit; and none of the rights under any such Governmental Permit will be subject to termination or modification as a result of the consummation of the transactions contemplated hereby.

4.13           Compliance with Law.  The Business is in compliance with all federal, state and local laws, regulations, orders, judgments and decrees applicable to the Business and the Acquired Assets except for such minor non-compliances which did not and do not adversely affect the Business or the Acquired Assets.

4.14        Contracts and Documents.  For purposes of this Agreement, “Contracts” means all agreements, contracts and commitments relating to the Business to which Seller is a party or by which any of the Acquired Assets is bound.  Schedule 4.14 sets forth a complete list of all Contracts relating to the Business, whether oral or written, to which Seller is a party.  Each contract is a valid and binding agreement of Seller entered into in the ordinary course of business, enforceable in accordance with its respective terms, subject to bankruptcy, insolvency moratorium, reorganization, fraudulent transfer and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity regardless of whether enforcement is sought in proceedings in equity or at law, and in full force and effect.  Seller is not in default under any such Contracts and, to the best of Seller’s knowledge, there have not been asserted, either by or against Seller under any of such Contracts, any notice of default, set-off or claim of default.  Schedule 4.14 shall be updated as of the Closing, but any matters that would be changed or added thereto shall first be discussed with Purchaser and shall be subject to Purchaser’s consent, not to be unreasonably withheld or delayed.

4.15        Financial Information.  Schedule 4.15 contains true and complete copies of the financial statements (“Financial Statements”) of Seller for (a) the fiscal year ended April 4, 2010, which are unaudited and unreviewed, (b) for the three fiscal years ended March 29, 2009 which are unaudited but reviewed and (c) the fiscal year ended March 27, 2006, which are audited, in each case prepared in accordance with generally accepted accounting principles (“GAAP”), subject, in the case of unaudited statements, to normal audit adjustments and in addition, in the case of unreviewed statements, the absence of footnotes.  The Financial Statements fairly present in all material respects the results of operations, and financial position of Seller as of the dates and for the periods indicated and prepared on a basis consistent with prior years.

4.16        Real Property; Environmental Matters

(a)      For purposes of this Agreement, the term “Environment” shall mean any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, and ground waters; the term “Environmental Laws” shall mean any federal, state, local or common law, rule, regulation, ordinance, code, order or judgment relating to the injury to, or the pollution or protection of human health and safety or the Environment (including without limitation, laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances); the term “Environmental Liabilities” shall mean any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses, or defense of any matter relating to pollution, human health, safety or the Environment of whatever kind or nature by any party, entity or authority, (A) which are incurred as a result of (i) the Release or threatened Release of any of Hazardous Substances in, on, under, at or emanating from any real property owned, leased, operated or managed by Seller as part of the Business or with respect to the Acquired Assets, or (ii) the violation of any Environmental Laws, or (B) which arise under the Environmental Laws; the term “Hazardous Substances” shall mean petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, toxic mold and any materials or substances regulated or defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants,”  “contaminants,” “oils” or any similar denomination intended to classify or regulate substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; the term “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the Environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(b)      Each Real Property lease is valid, binding and enforceable and is in full force and effect as of the date hereof and Seller has performed in all material respects all obligations on its part to be performed to date under each such Real Property lease.  There are no existing defaults under any of the Real Property leases.

(c)      All of the operations of Seller and the Real Property and the Real Property leases, as they pertain to the Acquired Assets and the Business, comply with applicable Environmental Laws.  Seller has not engaged in, authorized, allowed or suffered any operations or activities upon any of the Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, Release or threatened Release of any Hazardous Substances at, on or under the Real Property, except in compliance with all applicable Environmental Laws.

(d)      Seller has not received any notice, whether oral or written, from any person of any actual or threatened Environmental Liabilities with respect to the Real Property, the conduct of the Business, or to the knowledge of Seller, against any person or entity whose liability for any Environmental Liability relating to the Business or any of the Acquired Assets the Seller has or may have retained or assumed either contractually or by operation of law.

(e)      There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Substances which could form the basis of any Environmental Liability with respect to the Business or the Acquired Assets, or to the best knowledge of Seller, against any person or entity whose liability for any Environmental Liability Seller has or may have retained or assumed either contractually or by operation of law which would have an adverse effect with respect to the Business or the Acquired Assets.

(f)      There are no underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances in, on, over, under or at any Real Property, in each case installed by Seller.

(g)      Seller has not contractually, by operation of law or otherwise assumed or succeeded to any Environmental Liabilities of any predecessors or any other Person with respect to the Business or the Acquired Assets.

(h)      Any labor or materials which have been furnished to Seller in respect of the Real Property are not now, and will not with the passage of time, become a lien against the Real Property.

(i)       Seller has all permits required by Environmental Law and is in full compliance with all of the terms of such permits.

4.17        Assumed Liabilities.  The Assumed Liabilities arose and will arise from bona fide transactions in the ordinary course of business.  The information set forth on Schedule 4.17 will be updated by Seller on and as of the Closing Date for changes in the ordinary and customary course of the business of Seller.

4.18        Insurance Policies.  Schedule 4.18 contains a complete and correct list and description of all insurance polices with respect to Seller, including the Business and the Acquired Assets.  Such policies are in full force and effect and insure adequately against risks to which Seller, the Business and the Acquired Assets are normally exposed in the operation of Business.  No notice of cancellation, expiration or non-renewal of any such policy has been received by Seller and no cause for such termination exists.  A copy of each insurance policy has been made available to Purchaser.

4.19        Related-Party Transactions.  Except as disclosed in Schedule 4.19, neither Seller, nor any person controlling, controlled by or under common control with Seller has any interest, financial or otherwise, in any business, corporate or otherwise, which is a party to, or has an interest in any property which is the subject of, business relationships or arrangements or any kind with Seller in connection with the Business, including, without limitation, any customer, supplier, competitor, or potential competitor or lessor.

4.20        Employees

(a)      Schedule 4.20 is a true and complete list showing all employees of Seller engaged in the operation of the Business and their respective wages, salaries, commissions, bonuses, vacations, medical and welfare benefits and other fringe benefits as of the date hereof. The information set forth on Schedule 4.20 will be updated by Seller on and as of the Closing Date for changes in the ordinary and customary course of the business of Seller.

(b)      Seller has withheld or collected from Seller’s employees the amount of all taxes required to be withheld or collected therefrom and has paid the same when due to the proper governmental authorities. There are no pending or, to Seller's knowledge, threatened controversies, grievances or claims by any Seller Employee or former employee with respect to his or her employment or any benefits incident thereto which would have a material adverse effect on the Business or the Acquired Assets.

(c)      Seller has made available to Purchaser a full and accurate copy of the “AMS Personnel Policies, Procedures and Guidelines”.

4.21        Compliance with ERISA

(a)      Schedule 4.21 sets forth a complete and correct list of all "employee pension benefit plans" and "employee benefit plans" as defined respectively in Sections 3(2) and 3(3) of Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and any other profit sharing, retirement, deferred compensation, vacation, severance, disability, hospitalization, medical insurance or other employee benefit plan or program, if any, which Seller maintains with respect to Seller’s employees or to which Seller has any present or future obligation to contribute for or on behalf of Seller’s employees (collectively, the "Seller Plans").  Seller has delivered to Purchaser true and complete copies of all Seller Plans (including other instruments relating thereto), if any, as they may have been amended to the date hereof, embodying, relating to or summarizing the Seller Plans.  Seller has made available to Purchaser the most recent annual report (Form 5500) filed and the most recent summary plan description with respect to each Seller Plan, if any.

(b)      In connection with Seller’s employees:  (i) Seller has no obligation with respect to any Seller Plan that is, or has been, (1) subject to Title IV of ERISA or section 412 of the Internal Revenue Code of 1986, as amended (the “Code”), (2) maintained by more than one employer within the meaning of section 413(c) of the Code, (3) subject to Sections 4063 or 4064 of ERISA, (4) a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, (5) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (6) maintained outside the jurisdiction of the United States, or (7) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under section 401(a) of the Code; and (ii) Seller, as of the date of the Agreement, has not completely or partially withdrawn from any "multiemployer plan" within the meaning of the Multiemployer Pension Plan Amendments Act of 1990.

(c)      Seller is in compliance with the requirements prescribed by any and all statutes, orders, governmental rules or regulations applicable to the Seller Plans and all reports and disclosures relating to the Seller Plans required to be filed with or furnished to governmental agencies, participants or beneficiaries prior to the date of the Agreement have been filed in compliance with applicable law.

(d)      Neither Seller nor, to the knowledge of Seller, any other “party in interest” or “disqualified person” with respect to any Seller Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Seller Plan.  To the knowledge of Seller, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable laws in connection with the administration or investment of the assets of any Seller Plan.

(e)      There are no actions, audits, suits or claims pending (other than routine claims for benefits) or threatened, against any of the Seller Plans or any fiduciary of any of the Seller Plans or against the assets of any of the Seller Plans.

(f)      Seller has no plan, contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by applicable law, to modify any Seller Plan.

(g)      The consummation of the transactions contemplated hereby will not accelerate any liability under any of the Seller Plans because of an acceleration of any rights or benefits to which Seller Employees may be entitled thereunder.

4.22        Transferred Receivables.  The Transferred Receivables (i) resulted from the sale of goods and services in the ordinary course of business and (ii) represent valid obligations enforceable in accordance with their terms.  The reserves for bad debts for such Transferred Receivables are, based on historic experience, adequate reserves for all such accounts receivables that are or become uncollectible and such reserves were calculated in a manner consistent with past practices.

4.23        Intellectual Property.

(a)      Schedule 4.23 contains an accurate and complete list of all owned and licensed Intellectual Property, inbound and outbound.  Except as set forth in Schedule 4.23, Seller has the right and license to use the Intellectual Property in connection with the Business in the manner in which it is currently being conducted.

(b)      Except as set forth in Schedule 4.23, no action has been commenced or, to the knowledge of Seller, after reasonable inquiry, threatened against Seller in connection with the conduct of the Business in the manner in which it is currently being conducted or any of its assets and properties (i) based upon, challenging or seeking to deny or restrict the use of any Intellectual Property or (ii) alleging that any service provided by Seller or the conduct of the Business in the manner in which it is currently being conducted infringes or misappropriates the intellectual property rights of any third party.

(c)      Except as set forth in Schedule 4.23, to the knowledge of Seller, after reasonable inquiry, none of the conduct of the Business in the manner in which it is currently being conducted or the use of any of the Intellectual Property infringes upon or misappropriates any intellectual property rights of any third party.

(d)      Except as set forth in Schedule 4.23, there are no royalties other than license, user or maintenance fees paid with respect to software, or similar assets, payable by Seller to any person by reason of the use or license of any Intellectual Property.

(e)      The Intellectual Property is sufficient, when taken as a whole, for the conduct of the Business in the manner in which it is currently being conducted and proposed to be conducted, in all material respects.

(f)      Except as expressly set forth on Schedule 4.23, Seller has the absolute right to assign the Intellectual Property to Purchaser as contemplated hereby.

4.24        Warranty.  Each product manufactured and sold by Seller has been in substantial conformity with applicable contractual commitments and express warranties provided by Seller.  No warranty claims made against Seller in the past two (2) years in connection with the Business have had an adverse effect on the Business or the Acquired Assets and no warranty claims which would individually or in the aggregate have an adverse effect on the Business or the Acquired Assets (taken as a whole) are currently pending or, to Sellers’ knowledge, threatened against Seller.  Seller’s reserve for warranties is, based on historic experience, adequate to satisfy any claims under such warranties.  Schedule 4.24 contains the forms of written warranties provided by Seller to customers of Seller, which warranties are in effect at the Closing Date.

4.25           No Broker.  No broker, finder, agent or other intermediary has acted on behalf of Seller or otherwise assisted in bringing about the transactions contemplated by this Agreement and no broker, finder, agent or other intermediary is entitled to any commission or finder’s fee in respect thereof based in any way on agreements, understandings or arrangements with or the conduct of Seller.

4.26           Sums Due to Related Parties.  Schedule 4.26 hereto sets forth all sums and obligations due, as of the date hereof, by Seller to (a) any stockholder of Seller, (b) any member of the Board of Directors of Seller and (c) any officer of Seller.

4.27           Full Disclosure.  No representation or warranty by Seller contained in this Agreement and no statement contained in any document (including, without limitation, Financial Statements and the Schedules), certificate, or other writing furnished or to be furnished by Seller to Purchaser or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE 5
REPRESENTATION AND WARRANTIES OF PURCHASER

In order to induce Seller to enter into this Agreement, Purchaser represents and warrants to Seller as follows, which representations and warranties shall be deemed made again as of this Closing Date:

5.1           Organization; Power; Good Standing. Purchaser is a newly formed corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Purchaser has not conducted or owned, and will not conduct or own, any material business or properties prior to the Closing, except pursuant to this Agreement.  Purchaser has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.  Purchaser has not failed to qualify in any jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for any state wherein the failure to be so qualified will not have a material adverse effect on the obligations of Purchaser under this Agreement.

5.2           Authority; Binding Obligation.  Purchaser has full legal right, power and authority to enter into the Transaction Agreements and to consummate the transactions contemplated by the Transaction Agreements. The execution, delivery and performance of the Transaction Agreements by Purchaser has been duly and effectively authorized by all necessary corporate action on the part of Purchaser.  Each of the Transaction Agreements has been duly executed by Purchaser and is a valid, legally binding and enforceable obligation of Purchaser, subject to bankruptcy, insolvency moratorium, reorganization, fraudulent transfer and similar laws of general applicability affecting the rights and remedies or creditors and to general principles of equity regardless of whether enforcement is sought in proceedings in equity or at law..

5.3           No Violation.  The execution, delivery and performance of the Transaction Agreements by Purchaser and the consummation of the transactions contemplated by the Transaction Agreements will not (i) require the consent, approval or authorization of any Person; (ii) violate or contravene the organizational certificates, documents and agreements, as amended to date, of Purchaser; (iii) violate or contravene any law, statute, rule, regulation, order, judgment or decree to which Purchaser is subject; or (iv) conflict with or result in a breach of or constitute a default by any party under any contract, agreement, instrument or other document or contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound to which Purchaser or any of its assets or properties are subject.

5.4           No Brokers.  Purchaser has not employed, either directly or indirectly, or incurred any liability to, any broker, finder or other agent in connection with the transactions contemplated by this Agreement.  Purchaser agrees to indemnify Seller for any claims brought by any broker, finder or other agent claiming to have acted on behalf of Purchaser in connection with this sale.

5.5           Litigation.  There are no claims, suits, litigation, or proceedings pending or threatened against Purchaser which could adversely affect Purchaser’s ability to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or to operate the Business after Closing or could have a material adverse effect on Purchaser or its business, assets or financial condition.

5.6           Capitalization.  Purchaser has authorized 250,000 shares of common stock, par value $.001 per share and 50,000 shares of preferred stock, par value $.001 per share.  95,000 shares of common stock and no shares of preferred stock are issued and outstanding.  There are, at the date hereof, no commitments to issue and shares of capital stock of Purchaser.  Immediately after the Closing, the capitalization of Purchaser will be as set forth in Schedule 2.1.

ARTICLE 6
SELLER’S OBLIGATIONS AT CLOSING

6.1          Seller’s Deliveries at Closing.  At Closing, Seller shall deliver to Purchaser the following:

(a)           a bill of sale, duly executed by Seller, together with such other documents of conveyance, assignment and transfer, all in form and substance satisfactory to Purchaser and its counsel, as shall be required to vest in Purchaser good and marketable title to the Acquired Assets free and clear of all Encumbrances;

(b)           assignments to Purchaser of the Transferred Agreements in form and substance reasonably satisfactory to Purchaser and its counsel;

(c)           an assignment and assumption agreement (the “Assignment and Assumption Agreement”), relating to the Assumed Liabilities in form and substance satisfactory to the Parties and their respective counsel, by and between Purchaser and Seller, duly executed by Seller;

(d)           an assignment and assumption agreement  for each Real Property lease (the “Lease Assignments”), in form and substance satisfactory to the Parties and their respective counsel, by and between Purchaser and Seller, duly executed by Seller;; and

(e)           any and all such other documents, agreements, certificates and instruments required to be executed and/or delivered by Seller to Purchaser, pursuant to this Agreement.

ARTICLE 7
PURCHASER’S OBLIGATIONS AT CLOSING

7.1          Purchaser’s Deliveries.  At Closing, Purchaser shall deliver to Seller the following:

(a)           one or more certificates representing the Section 2.1 Shares;

(b)           the Assignment and Assumption Agreement and the Lease Assignment, each signed by Purchaser;

(c)           Written offers of employment made by Purchaser to each employee of Seller immediately prior to the Closing Date, to be effective as of the Closing;

(d)           An employee incentive stock option plan covering shares representing fifteen (15%) percent of the outstanding common stock of Purchaser as of the Closing Date, as expressly set forth on Schedule 2.1, and an option grant to be made to each person expected to be employed by Purchaser as of the Closing Date; and

(e)           any and all such other documents, agreements, certificates and instruments required to be executed and/or delivered by Purchaser, and all payments required to be made, pursuant to the terms and provisions of this Agreement.

ARTICLE 8
CONDITIONS TO CLOSING

8.1          Conditions to Closing of Purchaser. The obligation of Purchaser to perform its obligations at Closing are as follows (any of which may be waived in whole or part by Purchaser):

(a)      The representations and warranties of Seller at the date hereof and at the Closing Date are true and correct in all material respects;

(b)      The covenants of Seller set forth herein to be performed at or before Closing have been performed in all material respects;

(c)      The Financing has been obtained;

(d)      Seller has delivered an opinion of counsel reasonably acceptable to Purchaser relating to the matters on Exhibit A hereto;

(e)      Substantially all of the employees of Seller have accepted Purchaser’s offer letters, which will include a customary non-disclosure and inventions agreement referring to both Seller and Purchaser; and

(f)      The consents to assignment of the contracts starred in Schedule 4.14 and the intellectual property starred in Schedule 4.23 have been obtained.

8.2          Conditions to Closing of Seller. The obligation of Seller to perform its obligations at Closing are as follows (any of which may be waived in whole or part by Seller):

(a)      The representations and warranties of Purchaser at the date hereof and at the Closing Date are true and correct in all material respects;

(b)      The covenants of Purchaser set forth herein to be performed at or before Closing have been performed in all material respects;

(c)      The Financing has been obtained and at least $2,700,000 in immediately available funds has been deposited in one or more bank accounts of Purchaser for use in the conduct of its business following the Closing, and Seller shall have received evidence of the foregoing reasonably satisfactory to it.

ARTICLE 8A
PRE-CLOSING COVENANTS

From and after the date hereof and up to the Closing, Seller shall:

(a)      Use its best efforts to continue to operate the Business in the customary and ordinary manner;

(b)      use its best efforts to preserve the Business operations intact, to keep available the services of its present personnel, and to preserve the goodwill and relationships of its suppliers, customers and others having business relations with it;

(c)      make operating decisions in consideration of the limitations on funding prior to the Closing in a manner expressly calculated not to exhaust such financing;

(d)      promptly notify Purchaser in writing of any event involving the Business that has had, or may be reasonably expected to have, an adverse effect on the Business or Seller’s financial condition;

(e)      not sell, encumber or otherwise dispose of any assets of the Business except in the ordinary and customary course;

(f)      not enter into any employment agreements or arrangements with any person or amend the terms of any existing employment agreement or arrangements with respect to the Business; without the consent of Purchaser, not to be unreasonably withheld or delayed

(g)      not enter into any transaction which would render it impossible or uneconomical to consummate the transaction contemplated hereby; or

(h)      not take any actions which would violate a representation, warranty or covenant of Seller hereunder.

ARTICLE 9
POST-CLOSING COVENANTS

9.1          Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, the Parties will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate, or evidence the consummation of, the transactions contemplated by this Agreement.  Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Purchaser good and marketable title to the Acquired Assets and to put Purchaser in actual possession and operating control of the Business and the Acquired Assets and to assist Purchaser in exercising all rights with respect thereto, in each case subject to the terms of this Agreement.

9.2          Access to Books and Records.

(a)      On and after the Closing, during normal business hours, Seller will permit Purchaser and its auditors, through its authorized representatives, to have access to and examine and make copies of all books and records of Seller relating to the Business which are not delivered to Purchaser pursuant hereto (including correspondence, memoranda, books of account and the like) and relating to events occurring prior to the date hereof and to transactions or events occurring prior to the date hereof.

(b)      After the Closing, upon reasonable notice, Purchaser and Seller shall reasonably cooperate with each other and make available to each other and their representatives, employees, counsel and accountants the books and records relating to activities of the Business as may reasonably be required after the Closing in connection with any tax determination or contractual obligations to third parties or to defend or prepare for the defense of any claim or assessment relating to the Acquired Assets or to prosecute or prepare for the prosecution of claims against third parties relating to the conduct of the Business or in connection with any governmental investigation or in connection with the wind-down and dissolution of Seller; provided, however, that such access and assistance does not unreasonably disrupt the normal operations of Purchaser, in the case of access and assistance given to Seller, or Seller, in the case of access and assistance given to Purchaser.

(c)      Each Party will direct its employees to render any assistance which the other Party may reasonably request in examining or utilizing records referred to in this section, provided that each Party shall be reimbursed by the other for any reasonable out-of-pocket expenses which it may incur in rendering the services provided for in this section.  Each Party agrees not to destroy any files or records which are subject to this section without giving reasonable notice to the other, and within 15 days of receipt of such notice, such other Party may cause to be delivered to it the records intended to be destroyed, at such other Party's expense.

9.3          Tax Matters. Purchaser, on the one hand, and Seller, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to any of the Acquired Assets (including access to books and records) as is reasonably necessary for the filing of all tax returns, the making of any election relating to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax.

9.4          Actions Related to Seller’s Dissolution and Liquidation. Purchaser, at its expense, will assist Seller and will bear all reasonable administration costs and expenses of Seller (including reasonable legal costs for counsel selected by Purchaser), in its wind-up, liquidation and dissolution, including the filing of tax returns and other documents required in connection therewith and in connection with the distribution or other disposition of its assets, which are expect to consist principally of the Section 2.1 Shares and the satisfaction of any remaining liabilities of Seller, including but not limited to those under Section 12 hereof.  Purchaser will also bear all costs and expenses (including franchise tax payments and the like) reasonably required for the maintenance of Seller’s existence prior to its dissolution.  The foregoing actions are intended to be only ministerial in nature, and Purchaser’s employees will not be involved in any business or economic windup operations, litigation or the like.  Purchaser shall not, under any circumstances be responsible for Excluded Liabilities or any costs related to disputes and/or litigation associated with Excluded Liabilities or the Seller and its security holders.

9.5          Future Financing.  Purchaser agrees to use reasonable commercial efforts to raise additional financing for the Business as promptly as practicable after the Closing.

9.6          Change of Name. Effective immediately after Closing, at Purchaser’s expense, Seller shall amend its certificate of incorporation and its authority to do business as a foreign corporation in Massachusetts to remove any part of the words “Advanced’ and “MicroSensors”.

ARTICLE 10
NON-COMPETITION; NON-SOLICITATION

10.1        [Reserved.]

10.2        [Reserved.]

10.3           Confidential Information.  Seller agrees, as of the Closing, that for a period of three (3) years after the Closing Date, except as may be required by applicable law or judicial process, it shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Purchaser, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information.  As used in this Section 10.3, “Confidential Information” means any information relating to the business or affairs of the Business or Purchaser, including, without limitation, to information relating to financial statements, client or customer identities, potential clients or customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information (including, but not limited to, the Intellectual Property); provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the public domain through no wrongful act on the part of Seller or its affiliates.  Seller acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Business and Purchaser.

10.4           Scope.  Seller agrees that the territorial, time and scope limitations set forth in this Article 10 are reasonable and are properly required for the protection of the Business’s and Purchaser’s legitimate interests in client relationships, goodwill and trade secrets, and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Seller will submit, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances, and in its reduced form, such provision shall then be enforceable and shall be enforced.

10.5           Equitable Remedies  Seller agrees that the covenants set forth in this Article 10 are reasonable and necessary for the protection of the Business and Purchaser’s business interests, and its failure to comply with any of the provisions of this Article 10 will cause irreparable harm to Purchaser and that in the event of Seller’s actual or threatened breach of any of the provisions contained in this Article 10, Purchaser will have no adequate remedy at law.  As a result, Seller agrees that in the event of any actual or threatened breach of any of the covenants set forth in this Article 10, Purchaser may seek equitable relief against it, including, but not limited to, restraining orders and injunctions, without having to show actual monetary damages or posting a bond, as may be deemed necessary or appropriate by a court of competent jurisdiction.  Nothing contained herein shall be construed as prohibiting Purchaser from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the right to monetary damages.

ARTICLE 11
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

All representations and warranties made by Seller or Purchaser in this Agreement, in any exhibit, schedule, or in any certificate delivered pursuant hereto, shall survive the Closing Date for a period of eighteen (18) months; provided, however, that (i) the representations and warranties set forth in Sections 4.5, 4.16 and 4.21 shall survive for the applicable statutory period of limitations plus ninety (90) calendar days; and (iii) the representations and warranties set forth in Section 4.6 shall survive without time limit except as provided by law.

ARTICLE 12
INDEMNIFICATION

12.1        Indemnification by Seller.  Seller agrees to indemnify and hold harmless Purchaser and its directors, officers, employees, agents, successors and permitted assigns (collectively, the “Purchaser Parties”) against, and to reimburse the Purchaser Parties with respect to, any and all losses, liabilities, obligations, suits, proceedings, demands, judgments, damages, claims, expenses and costs, including, without limitation, reasonable fees, expenses and disbursements of counsel (collectively, “Damages”), which each may suffer, incur or pay by reason of any of the following: (i) the breach by Seller of any representation or warranty made by Seller and contained in, or any inaccuracy in, this Agreement or any agreement, certificate or instrument contemplated hereby, provided that in no event may any Purchaser Party bring any indemnification claim based on the foregoing after the applicable survival period specified in Article 11; (ii) the failure of Seller to perform any covenant or agreement required to be performed by Seller pursuant to this Agreement or any agreement, certificate or instrument contemplated hereby; and (iii) a claim, suit or action, to the extent it relates to any of the Excluded Liabilities, or Seller’s failure to timely and fully perform, satisfy and pay in full any liability related to the Excluded Liabilities.

12.2        Indemnification by Purchaser.  Purchaser agrees to indemnify and hold harmless Seller and its respective directors, officers, shareholders, employees, agents, successors, heirs, executors, legal representatives and permitted assigns (collectively, the “Seller Parties”) against, and to reimburse the Seller Parties on demand with respect to, any and all Damages which each may suffer, incur or pay by reason of any of the following: (i) the breach by Purchaser of any representation or warranty made by Purchaser contained in this Agreement or any agreement, certificate or instrument contemplated hereby, provided that in no event may any Seller Party bring any indemnification claim based on the foregoing after the applicable survival period specified in Article 11; (ii) the failure of Purchaser to perform any covenant or agreement required to be performed by Purchaser pursuant to this Agreement or any agreement, certificate or instrument contemplated hereby; and (iii) any claim for or in respect of an Assumed Liability.

12.3        Notice of Claims.

(a)      If a Purchaser Party or a Seller Party it has a claim pursuant to Section 12.1 or Section 12.2 hereof, it shall so notify the person from which it is seeking indemnification promptly in writing (i) describing in reasonable detail such claim; (ii) the amount thereof, if known; (iii) any complaints, subpoena or other documents served against the indemnified person in connection with such damages; and (iv) the method of computation of such claim.

(b)      If any legal proceeding shall be instituted or in the event that any claim or demand shall be asserted by any person in respect of which indemnification may be sought from a Party to this Agreement that is required to provide indemnification pursuant to the provisions of Section 12.1 or Section 12.2 hereof (the “Indemnitor”), the Party seeking indemnification (the “Indemnitee”) shall, to the extent of its knowledge thereof, cause prompt written notice of the commencement of such proceeding or the assertion of such claim or demand to be given to the Indemnitor, and the Indemnitor shall have the right, to the extent of its indemnification, at its option and at its own expense, to conduct and control the defense of such claim or demand; provided, however, that the failure by the Indemnitee to give prompt notice shall not release the Indemnitor of its indemnification obligations hereunder, except to the extent such failure actually prejudices the Indemnitor.  If the Indemnitor does not so assume control, the Indemnitee shall have the right to defend, contest, settle or compromise such claim or defend in the exercise of its exclusive discretion, and the Indemnitor shall, upon request from any Indemnitee, promptly pay to such Indemnitee in accordance with the other terms of this Article 12 the amount of any damages and the Indemnitee’s reasonable legal fees and expenses.  If the Indemnitor does assume control, the Indemnitor shall have the right to undertake, conduct and control, through counsel of its own choosing and at its sole expense, the conduct and settlement of such claim or demand, and the Indemnitee shall cooperate with the Indemnitor in connection therewith.

12.4           Limitation of Liability.  The liability of the Purchaser on the one hand, and Seller, on the other hand, under this Section 12 shall be limited in the case of Seller, to the Section 2.1 Shares and in the case of Purchaser, to a like number of shares of common stock of Purchaser (the “Limitation Amount”).  In the case of the Seller, it may use the Section 2.1 Shares to satisfy its obligations under this Section 12.  In the case of the Purchaser, it may use other shares of common stock of Purchaser. The value per share for the purposes hereof is $50.00, subject to stock splits, stock combinations and other recapitalizations. In furtherance of this provision, the Seller shall not dispose of the Section 2.1 Shares until 18 months from the date of Closing, except to the extent of claims then pending by Purchaser hereunder, and the Section 2.1 shares shall be legended to provide that they shall remain subject to the terms hereof.

12.5           Remedies.  The rights and remedies provided for in this Article 12 are the exclusive remedies of a party for the matters set forth herein, except for injury caused by fraud or other intentional wrongdoing.

ARTICLE 13
GENERAL PROVISIONS

13.1           Expenses.  Except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the contemplated transactions, including all fees and expense of its representatives.

13.2           Public Announcements.  Any public announcement, press release or similar publicity with respect to this Agreement or the contemplated transactions will be issued, if at all, at such time and in such manner as the Parties mutually agree, except as may be required by law.

13.3           Notices.  All notices permitted or required under this Agreement shall be in writing and shall be either (a) delivered by personal service; or (b) delivered by a recognized overnight courier service to the Parties hereto at their addresses set forth below or at such other addresses which may be designated in writing by the parties and shall be deemed given when received or on the first date of attempted delivery if sent by courier service:

If to Purchaser:

AMS Acquisition Inc.
4070 West Lake Road
Canandaigua, NY 14424

With a copy to:

Ruskin Moscou Faltischek, P.C.
1425 RXRPlaza
East Tower, 15th Floor
Uniondale, NY 11556
Attn:  Stuart M. Sieger, Esq.
Telephone:  (516) 663-6546
Facsimile No.:  (516) 663-6746

If to Seller:

Advanced MicroSensors, Inc.
333 South Street
Shrewsbury, MA 01545

With a copy to:

Attn:  Malcolm Henderson, Esq.
Foley Hoag LLP
155 Seaport Blvd
Boston MA 02210
Telephone:  (617) 832-1276
Facsimile No.:  (617) 832-7000

13.4           Waiver.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.

13.5           Entire Agreement and Modification.  This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Purchaser and Seller) and constitutes (along with the Schedules and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.

13.6           Binding Effect; Assignments.  The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors.  Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement shall not be assigned or delegated by either Party without the prior written consent of the other Party.  Notwithstanding the foregoing, Purchaser may assign this Agreement to a subsidiary or affiliate upon notice to Seller.

13.7           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.8           Headings.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

13.9           Construction; Complete Agreement  .  This Agreement has been jointly drafted by the Parties, so no principle of resolving ambiguities against the drafter shall apply in construing any of the terms hereof.  Whenever, the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

13.10         Representation by Counsel.  Each Party hereto acknowledges that it has been advised by legal and any other counsel retained by such Party in its sole discretion.  Each Party acknowledges that such Party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other Party hereto or any third party.

13.11         Schedules The Schedules (including, the Schedule of Exception) attached hereto are an integral part of this Agreement.  All Exhibits and Schedules attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Asset Purchase Agreement together with all such Exhibits and Schedules, and all ancillary agreements and exhibits and schedules thereto to be delivered at Closing.

13.12         Governing Law.  This Agreement and any dispute arising in connection therewith will be governed by and construed under the law of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law.

13.13         Jurisdiction.

(a)      The Parties agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought in the courts of the State of New York or in the U.S. District Courts located in the State of New York County of New York and Purchaser and Seller hereby irrevocably accept the exclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding.

(b)      In addition, Purchaser and Seller each hereby irrevocably waives, to the fullest extent permitted by law, any objection which it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in the State of New York or the U.S. District Courts located in the State of New York, County of New York and hereby further irrevocably waives any claim that any suit, action or proceedings brought in any such court has been brought in an inconvenient forum.

(c)      The Party prevailing shall be entitled to recover its reasonable legal fees and expenses from the Party not prevailing.

13.14           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

Advanced MicroSensors, Inc.

By:	/s/
Name:	Timothy Stucchi
Title:	President

PURCHASER:

AMS Acquisition, Inc.

By:	/s/
Title:	Glenn Fricano
Name:	President

EXHIBIT A

MATTERS FOR OPINION OF COUNSEL TO SELLER

1.
Seller is validly existing as a corporation in good standing under the laws of the State of Delaware; and is qualified to do business in the Commonwealth of Massachusetts, where it is also in good standing.

2.
The authorized capital stock of Seller consists of 6,500,000 shares of common stock and 1,000,000 shares of preferred stock, and the outstanding common stock and preferred stock is held of record as set forth on Schedule 4.3.

3.	Each of the documents and agreements to which Seller is a party has been duly executed and delivered by Seller.

4.
Each of the documents and agreements to which Seller is a party constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, reorganization, insolvency or other laws affecting enforceability of agreements in general or general principles of equity.

5.
We have no information that would cause us to believe that the execution and delivery by Seller of the documents and agreements to which Seller is a party and the transfer by Seller of the Acquired Assets in accordance with the Agreement would (i) cause Seller to violate any federal or state law, rule or regulation, (ii) cause Seller to violate any order, judgment or decree of any federal or state court or governmental instrumentality to which Seller is a party and which is known to us, (iii) constitute a breach by Seller of, or constitute a default by Seller under, any agreement to which Seller is a party which is known to us, [extent of FH contract diligence (and associated expense) under review] (iv) result in an Encumbrance on the Acquired Assets.

________________________________

FIRST AMENDMENT

FIRST AMENDMENT to Asset Purchase Agreement (the “Agreement”) dated September 30, 2010 by and between Advanced Microsensors, Inc., a Delaware corporation and AMS Acquisition Inc., a New York corporation.

RECITALS

The parties to the Agreement desire to amend the Agreement as set forth below.

NOW, THEREFORE, it is agreed to as follows:

1.               Section 1A.1 of the Agreement is amended to read as follows in its entirety:

1A.1         Loan.  Purchaser shall lend Seller the sum of at least $600,000.00, at the request of Seller, upon (a) the execution and delivery of this Agreement and the requisite consents of the Board of Directors and security holders of Seller, and (b) satisfaction of the condition set forth in Section 1A.4, and may lend up to an additional $850,000 if the funds are available to Purchaser (collectively the “Loan”).  The Loan shall be evidenced by a promissory note bearing interest at eight (8%) percent per annum and which shall be due payable on demand of Purchaser, given not less than five (5) months after the date of the first advance of the Loan.

2.               Section 1.6 of the Agreement is amended to read as follows in its entirety:

1.6             Termination.  Either party to this Agreement who is not in breach hereof, if its respective conditions to Closing are not satisfied or waived by it by March 16, 2011, may thereafter terminate this Agreement upon five (5) days’ notice to the other party, provided however, that if, at the time notice of termination is to be given, there are substantial commitments for the funding described in Section 8.2(c) which are reasonably susceptible of Closing, the date after which a termination notice may be given by the Seller shall be extended to March 31, 2011.  No termination shall affect the obligations of either party existing on the date of termination other than the obligation to conduct a Closing.

3.               Section 8.2(c) of the Agreement is amended to read as follows in its entirety:

(c)             The Financing has been obtained and at least $2,700,000 in immediately available funds has been deposited in one or more bank accounts of Purchaser for use in the conduct of its business following the Closing, less a sum equal to the principal and interest of all loans from Purchaser to Seller that are forgiven in conjunction with the Closing, and the conditions to the release of the Financing pursuant to subscription agreements have been satisfied, excluding only the Closing hereunder, and Seller shall have received evidence of the foregoing reasonably satisfactory to it.

3.               Except as set forth above, the Agreement remains in force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the 28th day of January 2011.

Advanced Microsensors, Inc.

By:	/s/

Timothy Stucchi, President

AMS Acquisition, Inc.

By:	/s/
Glenn Fricano, President

SECOND AMENDMENT

SECOND AMENDMENT to Asset Purchase Agreement (the “Agreement”) dated March 24, 2011 by and between Advanced Microsensors, Inc., a Delaware corporation and AMS Acquisition Inc., a New York corporation.

RECITALS

The parties to the Agreement desire to amend the Agreement as set forth below, which shall supercede the Frist Amendment to the Agreement in its entirety.

NOW, THEREFORE, it is agreed to as follows:

1.               Section 1A.1 of the Agreement is amended to read as follows in its entirety:

1A.1         Loan.  Purchaser shall lend Seller the sum of at least $600,000.00, at the request of Seller, upon (a) the execution and delivery of this Agreement and the requisite consents of the Board of Directors and security holders of Seller, and (b) satisfaction of the condition set forth in Section 1A.4, and shall lend up to an additional $1,050,000, a total of $1,650,000,  $800,000 of which have already been loaned, and $250,000 of which will be loaned by April 2, 2011 (collectively the “Loan”).  The Loan shall be evidenced by a promissory note bearing interest at eight (8%) percent per annum and which shall be due and payable on demand of Purchaser, given not less than five (5) months after the date of the first advance of the Loan.

2.               Section 1.6 of the Agreement is amended to read as follows in its entirety:

1.7             Termination.  Either party to this Agreement who is not in breach hereof, if its respective conditions to Closing are not satisfied or waived by it by May 31, 2011, may thereafter terminate this Agreement upon five (5) days’ notice to the other party,  No termination shall affect the obligations of either party existing on the date of termination other than the obligation to conduct a Closing.

3.               Section 8.2(c) of the Agreement is amended to read as follows in its entirety:

(c)             The Financing has been obtained and at least $2,700,000 in immediately available funds has been deposited in one or more bank accounts of Purchaser for use in the conduct of its business following the Closing, less a sum equal to the principal and interest of all loans from Purchaser to Seller that are forgiven in conjunction with the Closing, and the conditions to the release of the Financing pursuant to subscription agreements have been satisfied, excluding only the Closing hereunder, and Seller shall have received evidence of the foregoing reasonably satisfactory to it.

3.               Except as set forth above, the Agreement remains in force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the 24th day of March 2011.

Advanced Microsensors, Inc.

By:	/s/

Timothy Stucchi, President

AMS Acquisition, Inc.

By:	/s/
Stuart M. Sieger, Secretary